Exhibit N

JOINT FILING AGREEMENT

This Joint Filing Agreement (this “Agreement”) is being entered into as March 10, 2023, between SK ecoplant Co., Ltd. (“SK”), Econovation, LLC, and Blooming Green Energy Limited.

The parties to this Agreement (the “Parties”) hereby agree that, in connection with the joint filing of an amendment to the Schedule 13D (the “Schedule 13D/A”) of SK, the Schedule 13D/A regarding the Class A Common Stock of Bloom Energy Corporation is filed on behalf of each of the Parties and that any subsequent amendments to this statement on Schedule 13D/A may be filed on behalf of each of the undersigned without the necessity of entering into and filing any additional joint filing agreements. The Parties acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

The parties hereto have executed this Agreement as of the date first set forth above.

SK ecoplant Co., Ltd.

By:	/s/ Wangjae (Justin) Lee
	Name:	Wangjae (Justin) Lee
	Title:	Managing Director of Eco Energy BU

Econovation, LLC

By:	SK ecoplant Co., Ltd., as sole Member and Manager

By:	/s/ Seongjun Bae
	Name:	Seongjun Bae
	Title:	Representative

Blooming Green Energy Limited

By:	/s/ Jucheol Kim
	Name:	Jucheol Kim
	Title:	Director